Exhibit 99.1

Caleres Completes Acquisition of Stuart Weitzman,

Accelerating Brand Portfolio Growth

ST. LOUIS, August 4, 2025 - Caleres, (NYSE: CAL)(caleres.com), a market-leading portfolio of consumer-driven footwear brands, announced today it has closed on the acquisition of Stuart Weitzman from Tapestry, Inc. for $120.2 million, which included $11.5 million in cash received at the closing. Excluding cash received at the closing, the net purchase price was $108.7 million. The purchase price is subject to final adjustments for net working capital. The agreement to acquire Stuart Weitzman was originally announced in February 2025.

This strategic acquisition further strengthens Caleres’ position in the global footwear market and adds a storied name in luxury footwear to its diverse brand portfolio. With its legacy of craftsmanship, innovation and iconic style, Stuart Weitzman furthers Caleres’ ambition to lead with brands that have unique meaning and resonance with consumers.

Jonathan Lelonek, who joined Stuart Weitzman in 2012 and most recently served as SVP of global wholesale, has been named Stuart Weitzman brand president. Lelonek brings deep industry experience and a strong track record in luxury and contemporary footwear, having previously held senior roles in sales and merchandising at Prada, Salvatore Ferragamo and Paul Frank.

“Stuart Weitzman is one of the most iconic names in luxury footwear, and the brand’s original designs have embodied elegance and modernity for decades. We are honored to welcome Stuart Weitzman to Caleres as our newest lead brand and to congratulate Jonathan on his appointment as brand president,” said Jay Schmidt, president and CEO of Caleres. “With the addition of Stuart Weitzman, our Brand Portfolio segment will represent nearly half of our total revenue going forward. As we integrate this iconic brand, we remain committed to preserving the artistry, quality and renowned fit at the brand’s core.”

Stuart Weitzman generated trailing 12-month sales of approximately $220 million and maintains a strong presence in North America, Europe and Asia across both wholesale and direct-to-consumer channels. Caleres expects to leverage its capabilities and expertise in footwear to return the brand to profitability after a period of transition and integration through the balance of this fiscal year.

The acquisition of Stuart Weitzman was funded through Caleres’ revolving credit agreement. BofA Securities served as Caleres’ financial advisor on the acquisition and Bryan Cave Leighton Paisner acted as legal counsel.

###

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changes in United States and international trade policies, including tariffs and trade restrictions; (ii) changing consumer demands, which may be influenced by general economic conditions and other factors; (iii) inflationary pressures and supply chain disruptions; (iv) rapidly changing consumer preferences and purchasing patterns and fashion trends; (v) supplier concentration, customer concentration and increased consolidation in the retail industry; (vi) intense competition within the footwear industry; (vii) foreign currency fluctuations; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) cybersecurity threats or other major disruption to the company’s information technology systems including those related to our ERP upgrade; (x) transitional challenges with acquisitions and divestitures; (xi) the ability to accurately forecast sales and manage inventory levels; (xii) a disruption in the company’s distribution centers; (xiii) the ability to recruit and retain senior management and other key associates; (xiv) the ability to secure/exit leases on favorable terms; (xv) the ability to maintain relationships with current suppliers; (xvi) changes to tax laws, policies and treaties; (xvii) our commitments and shareholder expectations related to responsible business initiatives; (xviii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xix) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights.

About Caleres

Caleres is a market-leading portfolio of global footwear brands that includes Famous Footwear, Sam Edelman, Stuart Weitzman, Allen Edmonds, Naturalizer, Vionic and more. Our products are available virtually everywhere - in the nearly 1,000 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail platforms. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is nearly 150 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

About Stuart Weitzman

Since 1986, New York City-based global luxury footwear brand Stuart Weitzman has combined its signature artisanal craftsmanship and precise engineering to empower women to stand strong. Having perfected the art of shoemaking for over 35 years, the brand continues to expand its assortment to feature handbags and men’s footwear, all the while staying true to its ethos of inspiring strength and confidence with every step.

Investor Contact
Liz Dunn
ldunn@caleres.com

Media Contact
Kelly Malone
kmalone@caleres.com